EXHIBIT 99.1

Bruker Corporation Announces Foreign Exchange Losses in First Quarter of 2008

BILLERICA, Mass., April 21, 2008 (BUSINESS WIRE)  –  Bruker Corporation (NASDAQ: BRKR) today pre-announced selected preliminary financial results for its first quarter ended March 31, 2008.

Based on preliminary financial data that has not yet been finalized and also has not yet been fully reviewed by the Company’s auditors, Bruker has incurred approximately ($12 million) pre-tax of foreign exchange losses in the first quarter of 2008, which after tax are expected to result in a reduction in EPS by approximately ($0.06).  These foreign exchange losses were primarily driven by the continuing weakening of the U.S. Dollar (USD), as well as by an unexpected strengthening of the Swiss Franc (CHF) relative to both the USD and the Euro (EUR) by approximately 11% and 3%, respectively, during the five weeks between the closing of the acquisition of the Bruker BioSpin Group on February 26, 2008 and the end of the first quarter of 2008.  The foreign exchange losses in the first quarter of 2008 relate primarily to the revaluation of inter-company receivables within the Bruker group, to large cash balances held by Swiss Bruker BioSpin subsidiaries in various non-CHF currencies, as well as to a CHF-denominated, short-term inter-company loan from a Swiss to a German Bruker subsidiary which was used to finance a portion of the acquisition of the Bruker BioSpin Group by Bruker Corporation.

The Company intends to reduce the future effects of currency fluctuations by enhancing its treasury activities and capabilities, which included the hiring of a Treasurer in March 2008 with global oversight and responsibility.  Specific activities that Bruker is targeting to reduce the effects of currency fluctuations on its financial results include programs (i) to more effectively hedge or settle inter-company balances, (ii) to reduce non-functional currency holdings, and (iii) to accelerate the pay-down of the initial $183 million of CHF- and EUR-denominated portions of Bruker’s Senior Credit Facility.  After the end of the first quarter, on April 17, 2008 the Company already repaid approximately $55 million of the CHF-portion of its revolving credit line.

For the first quarter 2008, Bruker expects to report revenue in the range of $235 to $240 million, compared to $207.6 million in the first quarter of 2007, including the revenues of the Bruker BioSpin Group in both periods.  In addition to the after-tax foreign exchange losses of approximately ($0.06) per diluted share reported above, the Company’s first quarter 2008 US GAAP results will also include after-tax charges of approximately ($0.04) per diluted share related to the acquisition of the Bruker BioSpin Group in February 2008.

Bruker Corporation expects to release its first quarter 2008 financial results and host a financial results conference call in early May 2008.  At the present time, the Company has not yet finalized its financial results for the first quarter of fiscal 2008.  As a result, all financial results described in this press release should be considered preliminary, and are subject to change to reflect any necessary corrections or adjustments, or changes in accounting estimates, that are identified prior to the completion of the Company’s normal quarterly closing and review procedures.

ABOUT BRUKER CORPORATION (NASDAQ: BRKR)

As of February 26, 2008, Bruker Corporation has become the parent company of the entire Bruker group of companies.  Bruker Corporation now operates in two segments, the Life Science and Analytical (LSA) systems segment and the Advanced Supercon segment.  For more information, please visit www.bruker.com

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the integration of businesses we have acquired or may acquire in the future, changing technologies, product development and market acceptance of our products, the cost and pricing of our products, manufacturing, competition, dependence on collaborative partners and key suppliers, capital spending and government funding policies, changes in governmental regulations, intellectual property rights, litigation, and exposure to foreign currency fluctuations. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2007, our most recent quarterly reports on Form 10-Q and  our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements other than as required by law.

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer
Tel: +1 (978) 663-3660, ext. 1411
Email: michael.willett@bruker.com